SCHEDULE 13E-4
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
                            ISSUER TENDER OFFER STATEMENT
        (PURSUANT TO SECTION 13(E)(1) OF THE SECURITIES EXCHANGE ACT OF 1934)


                            FLORIDA POWER & LIGHT COMPANY
                                   (Name of Issuer)

                            FLORIDA POWER & LIGHT COMPANY
                         (Name of Person(s) Filing Statement)

                        $2.00 NO PAR PREFERRED STOCK, SERIES A
                    (INVOLUNTARY LIQUIDATION VALUE $25 PER SHARE)
                            (Title of Class of Securities)

                                     341081 81 8
                        (CUSIP Number of Class of Securities)


     DENNIS P. COYLE       JEFFREY I. MULLENS, P.A.    ROBERT J. REGER, JR.,ESQ.
     General Counsel and   Steel Hector & Davis        Reid & Priest LLP
       Secretary           1900 Phillips Point West    40 West 57th Street
     Florida Power &       777 South Flagler Drive     New York, New York
       Light Company       West Palm Beach, Florida    10019
     700 Universe          33401                       (212) 603-2000
       Boulevard           (407) 650-7257
     Juno Beach, Florida
     33408
     (407) 694-4644

     (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Person(s) Filing Statement)


                                   October 10, 1995
        (Date Tender Offer First Published, Sent or Given to Security Holders)


                              Calculation of Filing Fee

          Transaction                   Amount of Filing Fee
          Valuation

     [X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     Amount Previously Paid:     $45,151
     Form or Registration No.:   Registration Statement No. 33-59429 on Form S-4
     Filing Party:               Florida Power & Light Company
     Date Filed:                 May 18, 1995

     ITEM 1.   SECURITY AND ISSUER.

     The information required by this Item 1 may be found on the Facing Page of registration statement no. 33-59429 (the "Registration Statement"), on the Outside Front Cover Page of the related Prospectus (the "Prospectus") and under the following headings in the Prospectus: "Prospectus Summary"; "The Exchange Offer"; "Comparison of QUIDS and $2.00 Preferred Stock"; and "Listing and Trading of QUIDS and $2.00 Preferred Stock." Such information is hereby incorporated by reference into this Item 1.

     ITEM 2.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     The information required by this Item 2 may be found under the heading, "The Exchange Offer," in the Prospectus. Such information is hereby incorporated by reference into this Item 2.

     ITEM 3. PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS OF THE ISSUER OR AFFILIATE.

     The information required by this Item 3 may be found under the following headings in the Prospectus: "Prospectus Summary"; "The Exchange Offer
     Purpose of the Exchange Offer"; "   Acceptance of Shares; Delivery of
     QUIDS"; and "Listing and Trading of QUIDS and $2.00 Preferred Stock." Such information is hereby incorporated by reference into this Item 3.

     ITEM 4.   INTEREST IN SECURITIES OF THE ISSUER.

     Not Applicable

     ITEM 5. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE ISSUER'S SECURITIES.

     Not Applicable

     ITEM 6.   PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

     The information required by this Item 6 may be found under the following headings in the Prospectus: "The Exchange Offer"; and "Fees and Expenses; Transfer Taxes." Such information is hereby incorporated by reference into this Item 6.

     ITEM 7.   FINANCIAL INFORMATION.

     The information required by this Item 7 may be found under the heading, "Selected Financial Information," in the Prospectus. Such information is hereby incorporated by reference into this Item 7.

     ITEM 8.   ADDITIONAL INFORMATION.

     Not Applicable

     ITEM 9.   MATERIAL TO BE FILED AS EXHIBITS.

     1    --   Prospectus filed in connection with the Registration Statement.
     2    --   Form of Letter of Transmittal (filed as Exhibit 4(n) to Amendment
               No. 1 to the Registration Statement and incorporated by reference herein).
     3    --   Tax Opinion of Reid & Priest LLP (filed as Exhibit 8 to the
               Registration Statement and incorporated by reference herein).
     4    --   Form of Exchange Agent Agreement (filed as Exhibit 99(a) to the
               Registration Statement and incorporated by reference herein).
     5    --   Form of Letter to Brokers, Dealers, Commercial Banks, Trust
               Companies and Other Nominees (filed as Exhibit 99(b) to the
               Registration Statement and incorporated by reference herein).
     6    --   Form of Letter from Brokers, Dealers, Commercial Banks, Trust
               Companies and Other Nominees to their clients (filed as
               Exhibit 99(c) to the Registration Statement and incorporated by reference herein).
     7    --   Form of Notice of Guaranteed Delivery (filed as Exhibit 99(d) to the Registration Statement and incorporated by reference herein).
     8    --   Form of Letter to Shareholders of $2.00 Preferred Stock (filed as
               Exhibit 99(e) to the Registration Statement and incorporated by reference herein).
     9    --   Form of Guidelines for Certification of Taxpayer Identification
               Number on Substitute Form W-9 (filed as Exhibit 99(f) to the
               Registration Statement and incorporated by reference herein).
     10 --     Form of Questions and Answers Booklet (filed as Exhibit 99(g) to
               Amendment No. 2 to the Registration Statement and incorporated by reference herein).

                                      SIGNATURE

          After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



     Dated:  October 9, 1995            Florida Power & Light Company


                                        By:  /s/ Dilek Samil
                                            ---------------------------
                                             Dilek Samil
                                             Treasurer and
                                             Assistant Secretary

                             EXHIBIT INDEX


         Exhibit                                              Page
         -------                                              ----

           1           Prospectus filed in connection with
                       the Registration Statement